EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Comtex News Network, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-103217, 333-102297, 333-62716, 333-96265, 333-42395, and 333-37057) on Form S-8 of Comtex News Network, Inc. of our report dated August 17, 2004, relating to the consolidated balance sheet of Comtex News Network, Inc. as of June 30, 2004, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows, for the year then ended, which report appears in the June 30, 2004 Annual Report on Form 10-K of Comtex News Network, Inc.

/s/     GOLDSTEIN GOLUB KESSLER LLP

New York, New York

August 17, 2004